Exhibit 10.46

[Certance Letterhead]

TRANSACTION BONUS AND SEVERANCE PROTECTION LETTER

January 4, 2005

Mr. Jim Wold:

Dear Jim,

       Certance LLC, a Delaware limited liability company (the “Company”), considers it essential to foster the continuous employment of the key management personnel of the Company.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that, in view of the Company’s current desire to merge with another corporation, the possibility of a change of control of the Company exists and that possibility, and the uncertainty and questions that it may raise, could result in your departure or distraction to the detriment of the Company.  Accordingly, on behalf of the Board, I am pleased to inform you that you have been selected by the Board as a key employee eligible to receive the Transaction Bonus and certain severance protections described below.

        If you are actively employed by the Company as of the consummation of the “Contemplated Merger” (as defined below) (i) you will be entitled to receive a Transaction Bonus in the amount of $196,031.10 (a “Transaction Bonus”), subject to your satisfaction of the terms and conditions set forth below, (ii) if at any time within the eighteen month period commencing immediately after the consummation of such Contemplated Merger (the “Severance Protection Period”) your employment is terminated by the Company (or its successor) without “Cause” or by you for “Good Reason” (each as defined under below) subject to your satisfaction of the terms and conditions set forth below, you will be entitled to receive a cash payment equal to 100% of your aggregate annual base salary and target annual bonus for the calendar year in which your termination of employment occurs (the “Severance Payments”); provided, however, that, unless otherwise provided by action of the Board, the Transaction Bonus and the Severance Payments will be payable to you only in the event the Contemplated Merger is consummated prior to July 1, 2005.  Notwithstanding anything to the contrary in this agreement, you acknowledge that if you receive an offer of employment from Quantum and accept the offer, then you waive any right to claim that the employment arrangement as accepted constitutes Good Reason.

        You will not be entitled to any Severance Payments in the event of (i) your termination of employment for any reason prior to or after the Severance Protection Period or (ii) your termination of employment during the Severance Protection Period due to any reason other than those described above, including your voluntary resignation of employment without Good Reason, termination of employment by the Company for Cause or your death “Disability” (as defined below) or retirement.

        Any Transaction Bonus that becomes payable to you hereunder will be paid to you in a lump sum cash payment 120 days following the consummation of the Proposed Merger.  Any Severance Payment that becomes payable to you hereunder will be paid to you in twelve (12) equal monthly installments (on the first day of each month) commencing with the first day of the month immediately succeeding the month in which your termination of employment occurs.

        In consideration for your opportunity to receive the Severance Payments hereunder, you hereby agree to execute an effective release of claims in a form acceptable to the Company.  Your entitlement to any Severance Payment hereunder is expressly conditioned upon your execution of an effective release of claims in a form acceptable to the Company.

        For purposes of this letter agreement:

        “Cause” means (i) your substantial failure to satisfactorily perform your reasonably assigned duties to the Company or any of its affiliates (including, without limitation, your failure to use your best efforts to assist in the structuring or consummation of any strategic alternative for the Company that the Board determines to pursue), which failure is not cured within ten days after your receipt of written notice from the Company describing such failure, (ii) dishonesty in the performance of your duties to the Company or any of its affiliates (iii) an act or acts on your part constituting a felony under the laws of the United States or any state thereof or crime involving moral turpitude, (iv) your material breach of any written policies or practices of the Company or any of its affiliates, or (v) any other act or omission by you which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates.  As used in this definition, the term “Company” shall mean the Company or its successor.

        “Disability” means “long term disability” as such term (or similar term) is defined in the Company’s long-term disability policy as in effect from time to time, or if there should be no such policy or such term is not defined therein, your inability, due to physical or mental incapacity, to substantially perform your duties to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four consecutive month period.  Any questions as to the existence of the Disability as to which the Company and you cannot agree will be determined by the Company in its sole discretion.

        “Good Reason” means (i) any substantial diminution in your duties or a reduction in your annual base salary or target bonus percentage as in effect at the time of the Contemplated Merger, which diminution or reduction is not remedied within ten (10) days following written notice from you to the Company describing such diminution or reduction, or (ii) a relocation of your principal workplace more than fifty (50) miles from your principal workplace as of the date hereof made without your written consent.

        “Contemplated Merger” means the consummation of the merger of Quartz Merger Sub, Inc., a Delaware corporation, with and into the Company, as detailed in that certain Agreement and Plan of Merger (the “Merger Agreement”) dated October 20, 2004.

        Your entitlement to the payment of the Transaction Bonus and/or Severance Payments hereunder will not be subject to mitigation.  Consequently, you will not be obligated to seek alternative employment in the event of your termination of employment with the Company or its affiliates (including any successor) and the amount of compensation paid or payable to you hereunder will not be reduced by any compensation paid or payable to you by any future employer.

        Notwithstanding any other provision of this letter agreement, however, the amount of any Severance Payments otherwise payable hereunder are in lieu of any benefit provided under any other severance plan, program, policy or arrangement of the Company or any of its affiliates (including any successor to the Company or any of its affiliates) in effect at the time of your termination of employment.

        This letter agreement constitutes the entire agreement between you and the Company and it is the complete, final, and exclusive embodiment of our agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein.  This letter agreement shall be governed by the laws of the State of California, without reference to the principles of conflict of laws and may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

        Your rights to the payment of any Transaction Bonus or Severance Payments hereunder may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

        Unless otherwise determined by the Board, any payments made hereunder shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or any of its affiliates (including any successor to the Company or any of its affiliates) or (ii) any agreement between the Company or any of its affiliates (including any successor to the Company or any of its affiliates) and you.

        The Company may withhold from the Transaction Bonus and the Severance Payments such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        The terms of the Transaction Bonus may not be amended or modified other than by a written instrument executed by parties hereto or their successors and legal representatives.

        Kindly sign this letter agreement in the space indicated below at which time this letter agreement shall become a binding agreement between you and the Company enforceable in accordance with its terms.

Sincerely,

/s/ Howard L. Matthews

President and Chief Executive Officer

Accepted and Agreed to:

By:	/s/ Jim Wold

Jim Wold